[_____]

North Square Investments Trust

c/o Ultimus Fund Solutions, LLC

225 Pictoria Drive, Suite 450,

Cincinnati, OH 45246

Re:	North Square Investments Trust

Registration Statement on Form N-14

Ladies and Gentlemen:

As counsel to North Square Investments Trust, a Delaware statutory trust (the “Trust”), we have been asked to render our opinion with respect to the issuance of shares of beneficial interest of the Trust (the “Shares”), representing, as applicable, interests in the Fort Pitt Capital Total Return Fund, a series of the Trust (the “Acquiring Fund”), to be issued in connection with the Agreement and Plan of Reorganization and Termination (the “Agreement”) by and between the Trust, on behalf of the Acquiring Fund, and Advisors Series Trust, a Delaware statutory trust, on behalf of its series, the Fort Pitt Capital Total Return Fund, as more fully described in the prospectus and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Delaware Secretary of State and, as to matters of fact material to the opinion set forth below, on representations in the Agreement and a certificate and other inquiries of officers of the Trust. We also have assumed that the Shares will be issued in accordance with the terms and conditions set forth in the Agreement and that the ownership of all Shares will be duly recorded in the books of the Trust or its transfer or similar agent. The opinion expressed below is limited to the Delaware Statutory Trust Act, as amended.

Based upon the foregoing, we are of the opinion that the Shares, when issued, will be validly issued, fully paid and non-assessable by the Trust.

We note that, pursuant to Section 4.5 of Article IV of the Declaration of Trust, the Trustees have the power, as frequently as they may determine, to cause each shareholder of any particular series or class, to pay directly, in advance or arrears, for charges of the Trust’s transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of Shares in the account of such shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours, /s/ [_____]